Exhibit 5.2

confidential

weil, gotshal & manges

30 April 2004

United Biscuits Finance plc

Hayes Park

Hayes End Road

Hayes, Middlesex

UB4 8EE

United Kingdom

Dear Sirs

UNITED BISCUITS FINANCE PLC (the “Issuer”)

REGENTREALM LIMITED (the “Guarantor”)

£45,000,000 10 3/4% Senior Subordinated Notes due 2011 and

€32,785,000 10 5/8% Senior Subordinated Notes due 2011

(together, the “Exchange Notes”)

to be offered in exchange for the Issuer’s outstanding

£45,000,000 10 3/4% Senior Subordinated Notes due 2011 and €32,500,000 10 5/8% Senior

Subordinated Notes due 2011 issued on 16 February 2004 and

€285,000 outstanding 10 5/8% Senior Subordinated Notes due 2011 issued on 17 April 2001

1              Introduction

We have acted as your legal advisers as to English law in connection with the issue of the Exchange Notes and have taken instructions solely from you.

Except where otherwise indicated, terms defined in this letter have the same meaning as in the indenture entered into by the Issuer, Guarantor and the Bank of New York, as trustee, (the “Trustee”), dated 17 April 2001 for the issue of sterling and euro notes (the “Indenture”), as supplemented by the supplemental indenture entered into by the Issuer, Guarantor and Trustee, dated 16 February 2004 (the “Supplemental Indenture”, and together with the Indenture, the “Indentures”).

2              Documents Examined

For the purposes of this opinion, we have examined only copies of the documents listed and, where appropriate, defined in the Schedule to this letter.

ONE SOUTH PLACE, LONDON EC2M 2WG

TEL:  (44) 207 903-1000 FAX: (44) 207 903-0990

NEW YORK - DALLAS - HOUSTON- MENLO PARK - (SILICON VALLEY)- MIAMI - WASHINGTON, D.C.
BRUSSELS - BUDAPEST - PRAGUE - WARSAW

Weil, Gotshal & Manges is a partnership of registered foreign lawyers and solicitors and it authorised by the Law Society in the conduct of Investment business.

A list of the names and professional qualifications of the partners is available at the above address

3.             Definitions

References in this opinion to the “Exchange Notes” include the Global Notes,

4              Search of Companies Registry

On 30 April 2004 we carried out a company search at the Companies Registry, Cardiff in respect of the Issuer and the Guarantor.  We confirm that on 30 April 2004, we also made a telephone enquiry of the Companies Registry at the Companies Court and requested the clerk to carry out a search of the computer register of winding up petitions in relation to the Issuer and Guarantor which did not reveal any circumstances relating to the Issuer or Guarantor which would affect this opinion.  The clerk confirmed that there were no entries against the Issuer or Guarantor at that time.  These searches do not necessarily reveal the up-to-date position.

5              Scope of Opinion

This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law.  We express no opinion as to the laws of any jurisdiction other than the laws of England and Wales as in force at the date of this opinion.  In particular, we express no opinion as to the laws of New York.  We undertake no responsibility to notify the addressee of this opinion of any change in English law occurring after the date of this opinion.

6              Assumptions

We assume:

(a)           the authenticity and completeness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies or received by facsimile transmission and the authenticity and completeness of the originals of such documents of which such copies or facsimiles have been supplied;

(b)           that all certificates and other documents on which we have expressed reliance remain accurate and that a further search of the Companies Registry in Cardiff or a search of the winding-up and administration petitions or notices of appointment of the Companies Court would not reveal any circumstances relating to the Issuer or Guarantor which would affect this opinion;

(c)           the genuineness of all signatures, stamps and seals;

(d)           that the resolutions of the board of directors of the Issuer and the Guarantor referred to in paragraph 2 of Schedule 1 were duly passed at a duly constituted and convened meeting of duly appointed directors of the Issuer or the Guarantor, as appropriate, with all necessary interests being disclosed by directors for the purposes of Section 317 of the Companies Act 1985 and the Issuer’s or the Guarantor’s, as appropriate, memorandum and articles of association and that such resolutions have not been amended, modified, revoked or rescinded (except as referred to therein) and are in full force and effect;

(e)           neither the Issuer or the Guarantor has passed a voluntary winding-up resolution, that no petition has been presented or order made by a court for the winding-up, dissolution or administration of the Issuer or the Guarantor and that no receiver, trustee, administrator or similar officer has been appointed in relation to the Issuer or the Guarantor or any of its or their assets or revenues and no application has been made to the Registrar of Companies for the striking off of the Issuer or the Guarantor from the Register of Companies;

(f)            the documents listed in Schedule 1 contain all relevant informational material for the purposes of our opinion and there is no other arrangement between the parties or any other matter which renders such information incomplete or misleading or which otherwise affects the conclusions stated in this opinion;

(g)           any document referred to in Schedule 1 which is in draft form will not differ from such draft when in final form; and

(h)           no law (other than English law) affects any of the conclusions stated in this opinion.

7              Opinion

On the basis of the above assumptions, in reliance upon the Issuer Certificate and the Guarantor Certificate, we are of the opinion that (i) each of the Issuer and the Guarantor is duly organised, validly existing and in good standing under the laws of England and Wales, (ii) each of the Issuer and the Guarantor has all requisite corporate power and authority under the laws of England and Wales to enter into and perform its obligations under the Indentures, the Exchange Notes and the Guarantee, as applicable and (iii) the execution, delivery and performance by each of the Issuer and the Guarantor of its obligations under the Indentures, the Exchange Notes and the Guarantee, as applicable, has been duly authorised by all necessary corporate action on the part of each of the Issuer and the Guarantor under the laws of England and Wales.

We consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Weil, Gotshal & Manges
Weil, Gotshal & Manges

SCHEDULE

1.             A copy of the Memorandum and Articles of Association of each of the Issuer and Guarantor.

2.             A copy of the resolutions of the board of directors of the Issuer adopted on 2 February 2004, a pricing sub-committee of the board of directors of the Issuer adopted on 2 February 2004 and the board of directors of the Guarantor adopted on 2 February 2004.

3.             A certificate (the “Issuer Certificate”) of the Company Secretary to the Issuer dated 30 April 2004.

4.             A certificate (the “Guarantor Certificate”) of the Company Secretary to the Guarantor dated 30 April 2004.

5.             Draft Registration Statement on Form F-4 dated 28 April 2004 (the “Registration Statement”) relating to the issue of the Exchange Notes.

6.             A copy of the Indentures.

7.             A copy of the opinion dated 30 April 2004 of Weil, Gotshal & Manges, LLP as United States counsel to the Issuer.